EXHIBIT 16.1 LETTER FROM HENRY SCHIFFER, C.P.A.


                             HENRY SCHIFFER, C.P.A.
                           AN ACCOUNTANCY CORPORATION
                             315 SOUTH BEVERLY DRIVE
                                    SUITE 211
                             BEVERLY HILLS, CA 90212



May 26, 2004


U.S. Securities and Exchange Commission
Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
450 Fifth Street, NW
Washington, DC  20549

Re:         FoneFriend, Inc.
            File No. 0-24408

We have read the statements that we understand FoneFriend, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,


/s/ HENRY SCHIFFER

Henry Schiffer, CPA
An Accountancy Corporation
Beverly Hills, California